Exhibit 99.1

FINAL

T2 BIOSYSTEMS REPORTS 2015 THIRD QUARTER RESULTS

Nine New Hospitals Signed Contracts in Q3; Six Hospitals Began Actively Testing

LEXINGTON, Mass. — November 2, 2015 — T2 Biosystems (NASDAQ:TTOO) today reported operating highlights and financial results for the third quarter ended September 30, 2015. Recent operational highlights included:

•                  During the third quarter, the Company signed contracts for the adoption of T2Candida® and the T2Dx® with nine new hospitals in the United States. This brought the total number of hospitals to 19 as of September 30, 2015.

•                  In the third quarter, six hospitals completed installation and verification and began using T2Candida to test patients.

•                  In August, the Company announced the appointment of veteran finance and operations management executive Maurice Castonguay as the Company’s chief financial officer.

•                  In September, a comprehensive data analysis of the Company’s T2Candida® product for the detection and monitoring of Candida infections and sepsis was published in Future Microbiology. The publication compared aggregated results from the utilization of T2Candida in the detection of invasive candidiasis and candidemia to results obtained by blood culture based diagnostics. The analysis included samples acquired from more than 1,900 patients. Out of 55 total cases of patients with Candidemia or Candidiasis, T2Candida detected 53 cases (96.4 percent sensitivity) while blood culture detected only 33 cases (60 percent sensitivity).

•                  Also during September, at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and the International Society of Chemotherapy (ICC) joint meeting, the Company presented in multiple settings, including a Symposium, discussing Candida infections that are missed by blood culture diagnostics, and customers shared their experiences with T2Candida and discussed cases where T2Candida detected positive Candida patients early and how the hospital and patients benefitted from the reduction in the use of antifungal drugs based on negative T2Candida test results.

•                  On October 8, 2015, T2Candida was highlighted in a publication in the New England Journal of Medicine on invasive candidiasis as the most sensitive and specific diagnostic test available for disease diagnosis.

•                  On October 27, 2015, T2 Biosystems received the prestigious Prix Galien USA award for “Best Medical Technology Product” from the Galien Foundation. The award recognizes breakthroughs in science and technology that can make a difference in the lives of patients.

“We are encouraged by the rate of hospital adoption and the overall commercial progress made in the third quarter and we feel confident that we will achieve our total year-end hospital contract target,” said John McDonough, president and CEO of T2 Biosystems. “But what is even more exciting is the growing number of early customers that are taking to podiums, delivering their early and positive experiences with our technology and becoming champions for T2MR as an important new tool against sepsis. It’s exciting to see the positive impact our products are having in these initial hospital placements, and we believe that this growing body of evidence and real-world data will continue to drive sales in both hospital and acute care facilities. At this early stage in the deployment of our T2Dx platform, this is a real indicator of our future success.”

Financial Results

Total revenue in the third quarter of this year was $1.05 million, which consisted of $245,000 of product revenue from multiple hospitals and $804,000 of research related revenue. The Company did not record any revenue in the third quarter of 2014.

Total operating expenses, excluding costs of product revenue, for the third quarter of 2015 were $11.4 million compared to $7.8 million for the third quarter of 2014. The increase in operating expenses was mainly associated with the growth of our sales organization, expansion of marketing programs and research and development activities related to our product pipeline.

The net loss applicable to common shareholders for the third quarter of 2015 was $11.6 million, or $0.57 loss per share, compared to $8.8 million (after adjustments for accretion of redeemable convertible preferred stock), or $0.71 loss per share for the third quarter of 2014. The increased loss was principally due to the increased operating expenses noted above. The third quarter 2014 loss per share was directly impacted by the weighted average common shares outstanding from the date of the Company’s initial public offering (IPO) on August 7, 2014 to the end of the third quarter of 2014.  Specifically, for the third quarter of 2015, the Company had 20.3 million weighted average shares outstanding compared to 12.4 million weighted average shares outstanding in the third quarter of 2014.

Outlook

In the fourth quarter of 2015, the Company anticipates slightly lower research revenue and higher revenue being derived from product revenue than was realized in the third quarter of 2015.

Although the Company expects the fourth quarter of 2015 product gross margin to improve, the lack of scale is not expected to produce product gross margin that will have a meaningful impact on the overall operating results.

The Company anticipates total fourth quarter of 2015 operating expenses to increase by 8% to 9% over the third quarter of 2015, and for the cost of product revenue to increase based on increases in product sales. Total costs and expenses in the fourth quarter of 2015 will include approximately $1.9 million in non-cash expenses which are primarily depreciation and stock compensation expenses.

In addition to the $40.1 million of cash and cash equivalents on the Company’s balance sheet as of September 30, 2015, the Company has the ability to draw down the $10 million remaining in our existing loan facility. Additionally, in October 2015, the Company entered into a new $10 million equipment lease facility that will be used to help fund the Company’s capital asset needs, including the T2Dx Instruments placed in hospitals as part of the reagent rental program offered to customers.

Conference Call

T2 Biosystems’ management will discuss the Company’s financial results for the third quarter ended September 30, 2015, and provide a general business update during a conference call beginning at 4:30 p.m. Eastern Time today, Monday, November 2, 2015. To join the call, participants may dial 1-877-407-4018 (U.S.) or 1-201-689-8471 (International). To listen to the live call via T2 Biosystems’ website, go to http://www.t2biosystems.com, in the Events & Presentations section. A webcast replay of the call will be available for 30 days following the conclusion of the call in the Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as supplemented or amended from time to time under “Item 1A.—Risk Factors” in our Quarterly Reports on Form 10-Q, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Susan Heins, Pure Communications

susan@purecommunicationsinc.com

864-286-9597

Investor Contact:

Matt Clawson, Pure Communications

matt@purecommunicationsinc.com

949-370-8500

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue
Product revenue	$245	$—	$255	$—
Research revenue	804	—	1,547	—
Total revenue	1,049	—	1,802	—
Costs and expenses:
Cost of product revenue	829	—	832	—
Research and development	6,204	4,803	18,724	14,572
Selling, general and administrative	5,181	2,984	14,086	7,271
Total costs and expenses	12,214	7,787	33,642	21,843
Loss from operations	(11,165)	(7,787)	(31,840)	(21,843)
Interest expense, net	(501)	(304)	(1,455)	(471)
Other income (expense), net	22	—	37	(1)
Net loss	$(11,644)	$(8,091)	$(33,258)	$(22,315)
Comprehensive loss	$(11,644)	$(8,091)	$(33,258)	$(22,315)
Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(11,644)	$(8,091)	$(33,258)	$(22,315)
Accretion of redeemable convertible preferred stock to redemption value	$—	$(758)	$—	$(4,570)
Net loss applicable to common stockholders	$(11,644)	$(8,849)	$(33,258)	$(26,885)
Net loss per share applicable to common stockholders — basic and diluted	$(0.57)	$(0.71)	$(1.64)	$(5.25)
Weighted-average number of common shares used in computing net loss per share applicable to common stockholders — basic and diluted	20,331,274	12,379,337	20,225,056	5,120,977

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$40,117	$73,849
Accounts receivable	378	201
Prepaid expenses and other current assets	1,104	1,076
Inventories	1,057	115
Restricted cash	—	80
Total current assets	42,656	75,321
Property and equipment, net	9,448	2,760
Restricted cash, net of current portion	260	260
Deferred tax assets	313	313
Other assets	447	480
Total assets	$53,124	$79,134
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$993	$735
Accrued expenses and other current liabilities	4,291	3,662
Notes payable	1,417	295
Deferred revenue	1,199	80
Deferred tax liabilities	313	313
Lease incentives	241	87
Total current liabilities	8,454	5,172
Notes payable, net of current portion	19,344	20,660
Lease incentives, net of current portion	1,136	106
Other liabilities	380	195
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 20,339,261 and 20,041,645 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	20	20
Additional paid-in capital	160,643	156,576
Accumulated deficit	(136,853)	(103,595)
Total stockholders’ equity	23,810	53,001
Total liabilities and stockholders’ equity	$53,124	$79,134

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